Exhibit 10.1

[US Airways Letterhead]

April 9, 2013

[Name of Employee]

Re:	US Airways Equity Awards

Dear                    :

As you know, US Airways Group, Inc. (“US Airways”), AMR Corporation and AMR Merger Sub, Inc. (together, “American”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) on February 13, 2013 that provides for a business combination of American and US Airways (the “Transaction”).

Under their current terms, the vesting of your US Airways equity awards, including options, stock appreciation rights and restricted stock units, automatically accelerate upon the closing of the Transaction (“Single Trigger Acceleration”). Pursuant to the terms of the Merger Agreement, we are asking you to agree to waive your right to Single Trigger Acceleration solely in connection with, and conditioned upon the closing of, the Transaction. Upon such waiver, each agreement evidencing or controlling the terms of your equity awards will be deemed amended to the extent necessary to provide that your equity awards will not accelerate in connection with the Transaction and, instead, if, on or following the closing of the Transaction, you become entitled to receive cash severance under any applicable agreement, plan, policy or program, then all outstanding US Airways equity awards held by you on the termination date, including any such equity awards assumed in the Transaction, will vest (and, in the case of stock options or stock appreciation rights, become exercisable) in full as of the termination date. The amendment provided by the preceding sentence shall not become effective until the closing of the Transaction and your waiver of Single Trigger Acceleration shall not apply to any subsequent change in control transaction.

If you agree to the waiver and amendment provided in this letter, please indicate so by signing below. You acknowledge and agree that nothing contained in this letter will (i) constitute a breach of any equity award agreement or other applicable agreement between you and US Airways (or any affiliate of US Airways) or (ii) provide you with “good reason” to terminate your employment with US Airways (or any affiliate of US Airways), as such terms are defined in and/or for purposes of any equity award agreement or any other applicable agreement between you and US Airways, and by your signature to this letter, you expressly consent to the matters addressed in this letter.

Upon your signature to this letter, each of your equity awards and any other applicable agreement with US Airways and its affiliates will be deemed amended to effectuate the provisions and intent of this letter, and such amendments will be incorporated in and form a part of such agreements. In the event the Merger Agreement is terminated without the Transaction being consummated, then the waiver and amendment provided in this letter shall be null and void and of no further effect.

If you have questions regarding this letter, please contact             at            .

Sincerely,

Elise Eberwein
Executive Vice President, People,
Communications and Public Affairs

Acknowledged and Agreed:

Signature

Date